Exhibit 10.8

Executive Officer	Grant No. XX- -PS-TSR-1

ROYAL GOLD, INC.

2004 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

(Total Shareholder Return Vesting)

Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants performance shares relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in this cover page and the attachment (the “Agreement”).  Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan (the “Plan”).

Grant Date:

Name of Holder:

Holder’s Social Security Number:

Number of Performance Shares Covered by Grant:

Three-year TSR Shares:

Target:
Maximum:

One-year TSR Shares:

Target:
Maximum:

This Performance Share grant is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available for your review upon request to the Secretary.  You should carefully review the Plan, and the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

ROYAL GOLD, INC.

2004 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Performance Shares — Number and Transferability

This grant is an award of performance shares in the number of shares set forth on the cover sheet, subject to the vesting conditions described below (the “Performance Shares”). The purchase price for the Performance Shares is deemed paid by your services to the Company. The number of Performance Shares, if any, that may be issued pursuant to the terms of this Agreement shall be calculated based on the attainment of specified performance goals, as set forth on the attached Exhibit A. The maximum number of Performance Shares in which you may vest is the number of shares covered by the award on the cover page, however you may vest in a lesser number of Performance Shares (or no Performance Shares) if the specified performance goals are not sufficiently attained. Your Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

Vesting

You will vest in the number of Performance Shares, if any, determined in accordance with the terms of Exhibit A following the availability of financial data upon which vesting can be calculated, but in no event later than       ; provided that, except as otherwise set forth in this Agreement, you continue in continuous Service from the Grant Date to    .

Except as otherwise provided in this Agreement, no additional Performance Shares will vest after your Service has terminated for any reason.

All Performance Shares that have not vested as a result of performance or otherwise as a result of the provisions of this Agreement on or prior to the end of fiscal year 2018 will be forfeited.

The Compensation, Nominating and Governance Committee (the “Committee”) has the authority to certify whether the vesting thresholds set forth in Exhibit A have been achieved within the meaning of Treasury Regulations, Section 1.162-27(e)(5). Any such determinations shall be made in the sole discretion of the Committee. The resulting aggregate number of vested Performance Shares will be rounded down to the nearest whole number of Performance Shares. You may not vest in more than the maximum number of Performance Shares set forth on the cover sheet.

Termination without Cause, Good Reason or Non-Renewal of Employment Agreement; Change of Control

Notwithstanding the foregoing vesting rules, if (i) the Company terminates your Service or your Employment Agreement without “Cause” (as defined in your Employment Agreement) during the term of your Employment Agreement, (ii) you terminate your Service or your Employment Agreement for “Good Reason” (as defined in your Employment Agreement) during the term of your Employment Agreement, or (iii) your Service is terminated upon the Company’s election not to renew the term for one of the four successive one-year renewal terms pursuant to Section 2 of your Employment Agreement, and any such termination does not occur within the period beginning ninety (90) days prior to and ending two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Agreement), then, you will be eligible to vest in a prorated portion of the Performance Shares to which you would be entitled based on the Company’s performance through the last day of the Company’s fiscal year in which your Service is terminated and determined in accordance with the Company’s practices as in effect at such time. Once the Committee has determined the degree to which the performance criteria through the last day of the Company’s fiscal year in which your Service is terminated has been satisfied, your prorated vesting portion will be determined by multiplying the number of Performance Shares that would otherwise vest based on Company performance by a fraction, where the numerator is the number of days you remained in Service from the Grant Date through the date of your termination of Service and the denominator is the number of days from the Grant Date to the date the performance criteria were satisfied. The resulting aggregate number of vested shares will be rounded down to the nearest whole number, and you cannot vest in more than the maximum number of shares set forth on the cover sheet.

If (i) the Company terminates your Service or your Employment Agreement without “Cause” (as defined in your Employment Agreement) during the term of your Employment Agreement, (ii) you terminate your Service or your Employment Agreement for “Good Reason” (as defined in your Employment Agreement) during the term of your Employment Agreement, or (iii) your Service is terminated upon the Company’s election not to renew the term for one of the four successive one-year renewal terms pursuant to Section 2 of your Employment Agreement, and any such termination occurs within the period beginning ninety (90) days prior to and ending two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Agreement), then, you will be one hundred percent (100%) vested in the maximum number of Performance Shares set forth on the cover sheet as of the date of your termination.

As used herein, the term “Employment Agreement” shall mean that certain Employment Agreement between you and the Company dated , as the same may be amended after the date hereof.

Delivery of Stock Pursuant to Vested Performance Shares

Unless an earlier delivery date is specified below, a certificate for all of the shares of Stock represented by the vested Performance Shares (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you as soon as practicable following the end of fiscal year      , but in no event later than      , provided that, if such date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market, or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading plan or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), vesting in such shares of Stock will be delayed until the earlier of (A) the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction applicable to you or (B) either the date of your involuntary termination of your Service by the Company or a Subsidiary, your death or your Disability (the earlier of the dates in clause (A) and (B) shall be the “Deferred Vesting Date”), and provided, further, that you have been continuously in Service to the Company or a Subsidiary from the Grant Date until the Deferred Vesting Date.

If the Deferred Vesting Date is determined pursuant to clause (B) above, you are prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction applicable to you on the Deferred Vesting Date and you meet the continuous Service requirements, then, to the extent legally permitted under the General Corporation Law of the State of Delaware and other applicable law, you may elect to satisfy any obligations to pay any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to such an Award, in whole or in part, (x) by causing the Company or its Affiliate to withhold shares of Stock otherwise issuable to you or (y) by delivering to the Company or its Affiliate shares of Stock already owned by you. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. In no case shall the shares withheld or delivered exceed the minimum required Federal, state, and FICA statutory withholding rates. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or its Affiliate as of the date that the amount of tax to be withheld is to be determined. If you make an election pursuant to this paragraph, you may satisfy your withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Notwithstanding the foregoing, if you are terminated under circumstances entitling you to vest in Performance Shares even though you do not remain in Service through June

30,   , a certificate for all of the shares of Stock represented by the vested Performance Shares (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you as soon as practicable following the end of each applicable fiscal year, but in no event later than September 30 of each applicable fiscal year.

Forfeiture of Unvested Performance Shares

In the event that your Service terminates for any reason, except as provided above in the section entitled “Termination without Cause, Good Reason or Non-Renewal of Employment Agreement; Change of Control,” or in connection with a Deferred Vesting Date, you will forfeit all of the Performance Shares that have not yet vested.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Performance Shares or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) cause an immediate forfeiture of shares of Stock subject to the Performance Shares granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights

Neither the Performance Shares nor this Agreement give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to: (i) a forfeiture of any outstanding unvested Performance Shares, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company (A) a forfeiture of any proceeds received upon a sale of shares acquired by you upon vesting of Performance Shares or (B) a forfeiture of any shares of Stock acquired by you upon vesting of the Performance Shares. Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity that is in the business of creating, financing, acquiring, investing in and managing precious metal royalties, precious metal streams and similar interests. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for shares of Stock relating to the vested Performance Shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Performance Shares covered by this grant shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Performance Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 409A

It is intended that this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement will be interpreted and administered to be in compliance with Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your “separation from service” (as defined for purposes of Section 409A, a “Separation from Service”) will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding anything to the contrary in this Agreement, for purposes of any provision of this Agreement providing for the settlement of any shares of Stock upon or following a termination of employment or a termination of Service that are considered “deferred compensation” under Section 409A, references to your “termination of employment” or “termination of Service” (and corollary terms) with the Company shall be construed to refer to your Separation from Service. Each installment of Performance Shares that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary at (303) 573-1660 to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Shares. Any prior agreements, commitments or negotiations concerning the Performance Shares are superseded.

Stock Ownership Requirements

You are required to continue to hold an aggregate of fifty percent (50%) of the (50%) of the shares of Stock acquired by you pursuant to this Performance Share grant together with all other shares of Stock acquired by you pursuant to any other performance share grant made under the Plan (such 50% to be determined after reducing the shares of Stock covered by this grant and all other performance share grants made to you under the Plan by the number of shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with this grant and such other performance share grants) until the number of shares of Stock owned by you equals or exceeds XX. If the number of shares of Stock owned by you exceeds XX, you may dispose of the shares of Stock acquired pursuant to this Performance Share grant as long as you continue to own at least XX shares of Stock after the disposition.

By signing the cover sheet of this Agreement, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound by their terms and conditions.

Grant No:  KA-15-PS-TSR-1

Exhibit A

One-half of the Performance Shares covered by this Agreement are eligible to vest based on the degree to which a specified three-year TSR metric is attained (“Three-year TSR Shares”), and one-half of the Performance Shares covered by this Agreement are eligible to vest based on the degree to which a specified one-year TSR metric is attained (“One-year TSR Shares”), in each case by linear interpolation between the measurement points set forth below. You cannot vest in more than the maximum number of shares set forth on the cover sheet.

For purposes of this Agreement, “TSR” shall mean the percentage change (positive or negative) in the closing price of the Stock from the commencement of the applicable fiscal year to the last day of the applicable performance period, determined by dividing (i) the difference obtained by subtracting (A) the closing price of the Stock at the commencement of the applicable fiscal year, from (B) the closing price of the Stock on the last day of the applicable performance period, plus all dividends paid on a share of Stock during the applicable period, by (ii) the closing price of the Stock at the commencement of the applicable fiscal year.

For purposes of this Agreement, “Constituents” shall mean the constituents of the Market Vectors Gold Miners ETF (GDX) on the relevant measurement date.

Three-year TSR Shares

•      No Three-year TSR Shares shall be eligible to vest unless the Company’s three-year TSR for the period commencing July 1,      , ranks at or above the threshold       th percent rank of the TSRs of the Constituents on June 30,      ;

•      Without duplication of awards associated with attainment of greater TSR percent rank, an amount of Performance Shares equal to the target number of Three-year TSR Shares shall be eligible to vest if the Company’s three-year TSR for the period commencing July 1,      , ranks at the target     th percent rank of the TSRs of the Constituents on June 30,      ; and

•      An amount of Performance Shares equal to the maximum number of Three-year TSR Shares shall be eligible to vest if the Company’s three-year TSR for the period commencing July 1,      ranks at the maximum      th percent rank of the TSRs of the Constituents on June 30,      .

One-year TSR Shares

•      No One-year TSR Shares shall be eligible to vest unless the Company’s one-year TSR ranks at or above the threshold      th percent rank of the TSRs of the Constituents for the periods ending on the following dates: June 30,      , June 30,      , or June 30,      ;

•      Without duplication of awards associated with attainment of greater TSR percent rank an amount of Performance Shares equal to one-third of the target number of One-year TSR Shares shall be eligible to vest if the Company’s one-year TSR ranks at the target     th percent rank of the TSRs of the Constituents for any of the periods ending on the following dates: June 30,      , June 30,      , or June 30,      ; and

•      An amount of Performance Shares equal to one-third of the maximum number of One-year TSR Shares shall be eligible to vest if the Company’s one-year TSR ranks at the maximum      th percent rank of the TSRs of the Constituents for any of the periods ending on the following dates: June 30,      , June 30,       , or June 30,      .